Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE —
Date: January 20, 2011

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512

Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES
REPORTS FOURTH QUARTER RESULTS
RESULTS COMPARED WITH 2010 THIRD QUARTER REFLECTED:
•	$122.9 MILLION OF NET INCOME, UP 22% FROM $100.9 MILLION
•	EARNINGS PER COMMON SHARE OF $0.05, INCLUDING A ONE-TIME REDUCTION OF $0.07 PER COMMON SHARE FOR THE DEEMED DIVIDEND RESULTING FROM THE DECEMBER REPURCHASE OF $1.4 BILLION IN TARP CAPITAL
•	10% ANNUALIZED GROWTH IN AVERAGE TOTAL CORE DEPOSITS
•	1% GROWTH IN FULLY-TAXABLE EQUIVALENT REVENUE
•	15% ANNUALIZED GROWTH IN EARNING ASSETS, INCLUDING 6% ANNUALIZED GROWTH IN AVERAGE LOANS AND LEASES
•	3.37% NET INTEREST MARGIN, DOWN 8 BASIS POINTS, PRIMARILY REFLECTING GROWTH IN LOWER YIELD INVESTMENT SECURITIES
•	CONTINUED SIGNIFICANT IMPROVEMENT IN CREDIT QUALITY
•	21% DECLINE IN NONACCRUAL LOANS, LOWEST ABSOLUTE LEVEL SINCE 2008 THIRD QUARTER
•	166% ALLOWANCE FOR CREDIT LOSSES COVERAGE OF NONACCRUAL LOANS, UP FROM 140%
•	SIGNIFICANTLY STRENGTHENED COMMON EQUITY RATIOS AFTER TARP CAPITAL REPURCHASE COMPARED WITH SEPTEMBER 30, 2010
•	9.25% TIER 1 COMMON RISK-BASED CAPITAL, UP FROM 7.39%
•	7.56% TANGIBLE COMMON EQUITY RATIO, UP FROM 6.20%

COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2010 fourth quarter net income of $122.9 million, or $0.05 per common share. The current quarter included a one-time reduction of $0.07 per common share for the deemed dividend resulting from the previously announced repurchase of $1.4 billion in TARP capital in December. This compared with net income of $100.9 million, or $0.10 per common share, in the 2010 third quarter and a net loss of $369.7 million, or $0.56 per common share, in the year-ago quarter.
For full-year 2010, Huntington reported net income of $312.3 million, or $0.19 per common share. The current year included a one-time reduction of $0.08 per common share for the deemed dividend resulting from the repurchase of $1.4 billion in TARP capital. This compared with a net loss of $3.1 billion, or $6.14 per common share, for full year 2009, which included $2.6 billion pre-tax, or $4.89 per common share, of goodwill impairment charges.
“Fourth quarter results capped a good year for Huntington,” said Stephen D. Steinour, chairman and chief executive officer. “The hard work and progress we are making in organically growing our core business were clearly evident. Loan growth continued to gain traction and was broad based. Core deposit growth was again strong. This resulted in an increase in lower yield investment securities, which contributed to more of a decline in our net interest margin than we expected three months ago. But, strong earning asset growth resulted in an increase in total net interest income sufficient to overcome the expected decline in deposit service charge income. As a result, we reported another quarter of revenue growth. Credit quality again improved significantly, a trend we anticipate will continue. Importantly, we repaid our TARP capital and ended the quarter with strong regulatory capital and very strong common equity capital ratios.”
Total fully-taxable equivalent revenue for the fourth quarter was $683.2 million, up 1% from the prior quarter, driven by a $6.4 million, or 2%, increase in fully-taxable equivalent net interest income. This reflected 15% annualized growth in average earnings assets, including 6% annualized growth in average total loans and leases, and a net interest margin of 3.37%, down eight basis points from the prior quarter. Total average core deposits grew 10% annualized, with noninterest bearing demand deposits increasing at a 25% annualized rate.
Nonperforming assets (NPAs) declined 24% to $0.8 billion at December 31, 2010, from $1.1 billion at the end of the prior quarter. Total criticized commercial loans at quarter end were $3.1 billion, down 15% from $3.6 billion at September 30, 2010. While the period end allowance for credit losses (ACL) as a percentage of total loans and leases declined to 3.39% from 3.67%, the ACL as a percentage of total nonaccrual loans (NALs) increased to 166% from 140%. Net charge-offs were $172.3 million, or an annualized 1.82% of average total loans and leases, down from $184.5 million, or 1.98%, in the 2010 third quarter.
The Tier 1 common risk-based capital ratio at December 31, 2010, was 9.25%, up from 7.39% at the end of the prior quarter, with the tangible common equity ratio also showing a significant increase to 7.56% from 6.20%. The regulatory Tier 1 and Total capital ratios were 11.50% and 14.39%, respectively, down from 12.82% and 15.08%, respectively, at the end of September, primarily reflecting the repurchase of $1.4 billion of TARP capital.
“Each of the last two years represented major milestones in positioning Huntington for long-term growth,” Steinour continued. “2009 was the year we aggressively addressed our credit issues. We said that represented the high water mark. Our results since then have shown more rapid improvement in credit quality than originally envisioned. 2010 was the year we addressed our capital issues, particularly our low relative level of common equity. And we repurchased our TARP capital. From a quality of capital perspective, we have never felt better. As we enter 2011, we expect earnings will continue to grow. In the near term, and consistent with fourth quarter performance, this will mostly reflect the benefit of lower credit costs. Yet, we are beginning to see positive results from our investments in growing the business. We believe this is going to be a year when Huntington breaks away even more from our peers in both financial performance, as well as in delivering more innovative and customer friendly products and services to our customers.”

FOURTH QUARTER PERFORMANCE DISCUSSION
EARNINGS PERFORMANCE OVERVIEW COMPARED WITH 2010 THIRD QUARTER
•	Net income of $122.9 million, up $22.0 million, or 22%, from $100.9 million, reflecting:
•	$32.2 million reduction in provision for credit losses as credit quality performance improved.
•	$5.3 million increase in net interest income, primarily reflecting growth in loans and investment securities.
Partially offset by:
•	$7.3 million increase in noninterest expenses primarily reflecting a $3.9 million increase in personnel costs related to investments in strategic initiatives, a $4.1 million increase associated with repurchase losses related to representations and warranties made on mortgage loans sold, and a $2.4 million increase in fraud losses.
•	$2.9 million decline in noninterest income primarily reflecting lower service charges on deposit accounts.
•	Earnings per common share of $0.05, including a one-time $0.07 per common share reduction for the deemed dividend resulting from the repurchase of our $1.4 billion in TARP capital. This compared to earnings of $0.10 per common share in the prior quarter.
•	Pre-tax, pre-provision income of $260.1 million, down $5.2 million, or 2%, reflecting higher noninterest expense and lower noninterest income, partially offset by growth in net interest income.
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Specific significant items impacting 2010 fourth quarter performance included (see Table 1 below):
•	In connection with the redemption of our TARP Series B Preferred Stock, the accretion of the remaining issuance discount on the Series B Preferred Stock was accelerated and recorded as a deemed dividend and resulted in a corresponding reduction in retained earnings of $56.3 million. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and a related $0.07 per common share reduction to basic and diluted earnings per share.
Table 1 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
December 31, 2010 — GAAP income	$122.9		$0.05
• Deemed dividend	NA		(0.07)

September 30, 2010 — GAAP income	$100.9		$0.10
• None

December 31, 2009 — GAAP loss	$(369.7)		$(0.56)
• Gain on the early extinguishment of debt	73.6		0.07
• Deferred tax valuation allowance benefit	11.3	(2)	0.02

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

NA-	Not applicable
Pre-Tax, Pre-Provision Income Trends
One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense, securities gains or losses, amortization of intangibles, and certain Significant Items. (See Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion.)

Table 2 shows pre-tax, pre-provision income was $260.1 million in the 2010 fourth quarter, down 2% from the prior quarter.
Table 2 — Pre-Tax, Pre-Provision Income (1)

	2010				2009
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income (Loss) Before Income Taxes	$157.9	$130.6	$62.1	$1.6	$(598.0)

Add: Provision for credit losses	87.0	119.2	193.4	235.0	894.0
Less: Securities (losses) gains	(0.1)	(0.3)	0.2	(0.0)	(2.6)
Add: Amortization of intangibles	15.0	15.1	15.1	15.1	17.1
Less: Significant items (1)
Gain on early extinguishment of debt	—	—	—	—	73.6

Pre-Tax, Pre-Provision Income (1)	$260.1	$265.2	$270.5	$251.8	$242.1

Linked-quarter change — amount	$(5.2)	$(5.2)	$18.6	$9.8	$4.9
Linked-quarter change — percent	-1.9%	-1.9%	7.4%	4.0%	2.1%

(1)	See Basis of Presentation for definition
As discussed in the sections that follow, the decline from the 2010 third quarter primarily reflected higher noninterest expense and lower noninterest income, partially offset by higher net interest income.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2010 Fourth Quarter versus 2010 Third Quarter
Compared with the 2010 third quarter, fully-taxable equivalent net interest income increased $6.4 million, or 2%. This reflected an annualized 15% increase in average earning assets as the fully-taxable equivalent net interest margin declined to 3.37% from 3.45%. The increase in average earning assets reflected a combination of activities including:
•	$1.0 billion, or 10%, increase in average investment securities, reflecting the deployment of cash from deposit growth into short- and intermediate-term securities, and
•	$0.6 billion, or 2%, increase in average total loans and leases.
The net interest margin declined 8 basis points, reflecting the impact of stronger deposit growth funding investment security purchases at a lower incremental spread.

Table 3 details the increase in average total loans and leases.
Table 3 — Loans and Leases — 4Q10 vs. 3Q10

	2010
	Fourth	Third	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$12.8	$12.4	$0.4	3%
Commercial real estate	6.8	7.1	(0.3)	(4)

Total commercial	19.6	19.5	0.1	1

Automobile loans and leases	5.5	5.1	0.4	7
Home equity	7.7	7.6	0.1	2
Residential mortgage	4.4	4.4	0.0	1
Other consumer	0.6	0.7	(0.1)	(12)

Total consumer	18.2	17.7	0.5	3

Total loans and leases	$37.8	$37.2	$0.6	2%

Average total loans and leases increased $0.6 billion, or 2%, reflecting a $0.5 billion, or 3%, increase in total consumer loans, and a $0.1 billion, or 1%, increase in average total commercial loans.
•	Average commercial and industrial (C&I) loans increased $0.4 billion, or 3%. Fourth quarter results were consistent with our belief that there are opportunities for growth in the C&I segment. Of the $0.4 billion increase, $0.2 billion represented an increase in automobile dealer floor plan loans resulting from increased inventory purchases, as well as growth in automobile dealer relationships. The remaining increase reflected a combination of growth in our asset based lending business, as well as traditional business lending. We continue to be pleased with the quality of customers we attracted. The economic environment continued to cause many of our existing customers to be appropriately focused on maintaining a lower leverage position as exemplified by a continued low 42% level of line-of-credit utilization. We consider this a positive as the financial condition of our borrowers is of primary concern to generating long-term returns. We continue to be focused on expanding our customer base within our markets and are seeing an increasing C&I pipeline.
•	Average commercial real estate loans (CRE) declined $0.3 billion, or 4%, primarily as a result of our ongoing strategy to reduce our exposure to the commercial real estate market. The current quarter decline was consistent with the reduction in the third quarter and was primarily a result of continuing paydowns and charge-offs in the noncore CRE portfolio. It is important to note that the composition of the reduction is substantially more weighted toward paydowns in the current quarter compared to the prior quarter as a result of the workout strategies by our Special Assets Department. The portion of our CRE portfolio designated as core continued to perform as expected.
•	Average total consumer loans increased $0.5 billion, or 3%, led by a $0.4 billion, or 7%, increase in average automobile loans and leases. Fourth quarter automobile loan production continued to reflect high credit quality metrics with an appropriate return. Our recent expansion into Eastern Pennsylvania and the five New England states began to have a positive impact on volume. We expect our growth in these markets to become more evident over time as we further develop our dealership base. Average home equity loans increased $0.1 billion, or 2%, in the quarter.

Table 4 details changes within the various deposit categories.
Table 4 — Deposits — 4Q10 vs. 3Q10

	2010
	Fourth	Third	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.2	$6.8	$0.4	6%
Demand deposits — interest bearing	5.3	5.3	(0.0)	(0)
Money market deposits	13.2	12.3	0.8	7
Savings and other domestic deposits	4.6	4.6	0.0	0
Core certificates of deposit	8.6	8.9	(0.3)	(3)

Total core deposits	38.9	38.0	0.9	2
Other domestic deposits of $250,000 or more	0.7	0.7	0.0	7
Brokered deposits and negotiable CDs	1.6	1.5	0.1	5
Other deposits	0.4	0.5	(0.0)	(2)

Total deposits	$41.7	$40.6	$1.1	3%

Average total deposits increased $1.1 billion, or 3%, from the prior quarter reflecting:
•	$0.9 billion, or 2%, growth in average total core deposits. The primary drivers of this growth were a 7% increase in average money market deposits, and 6% growth in average noninterest bearing demand deposits. Partially offsetting this growth was a 3% decline in average core certificates of deposit.
2010 Fourth Quarter versus 2009 Fourth Quarter
Fully-taxable equivalent net interest income increased $42.4 million, or 11%, from the year-ago quarter. This reflected the favorable impact of the significant increase in the net interest margin to 3.37% from 3.19%. This also reflected the benefit of a $2.4 billion, or 5%, increase in average total earning assets due to a $1.4 billion, or 15%, increase in average total investment securities, and a $0.7 billion, or 2%, increase in average total loans and leases.

Table 5 details the $0.7 billion, or 2%, increase in average total loans and leases.
Table 5 — Loans and Leases — 4Q10 vs. 4Q09

	Fourth Quarter		Change
(in billions)	2010	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.8	$12.6	$0.2	2%
Commercial real estate	6.8	8.5	(1.7)	(20)

Total commercial	19.6	21.0	(1.5)	(7)

Automobile loans and leases	5.5	3.3	2.2	66
Home equity	7.7	7.6	0.1	2
Residential mortgage	4.4	4.4	0.0	0
Other consumer	0.6	0.8	(0.2)	(24)

Total consumer	18.2	16.1	2.2	14

Total loans and leases	$37.8	$37.1	$0.7	2%

The increase in average total loans and leases reflected:
•	$2.2 billion, or 66%, increase in average automobile loans and leases. In early 2009, we transferred automobile loans to a trust in a securitization transaction. With the adoption of ASC 810 — Consolidation, that trust was consolidated as of January 1, 2010. At December 31, 2010, these securitized loans had a remaining balance of $0.5 billion. Underlying growth in automobile loans continued to be strong, reflecting a significant increase in loan originations compared to the year-ago period. The growth has come while maintaining our commitment to excellent credit quality and an appropriate return.
•	$0.1 billion, or 2%, increase in average home equity loans, reflecting slightly higher line utilization and slower runoff experience, partially offset by lower origination volume.
•	$0.2 billion, or 2%, increase in average C&I loans, reflecting a combination of factors. This included a positive benefit of (1) $0.6 billion in reclassifications of certain CRE loans, primarily owner-occupied properties, to C&I loans at the end of 2009, (2) $0.3 billion of growth in automobile dealer floorplan loans, and (3) $0.1 billion of growth in asset based lending. These benefits were partially offset by a $0.5 billion reduction in traditional business loans, primarily in the first quarter of 2010, and a $0.3 billion reclassification in the 2010 first quarter of variable rate demand notes to municipal securities. We continue to believe there are opportunities for C&I growth in the coming quarters.
Partially offset by:
•	$1.7 billion, or 20%, decrease in average CRE loans reflecting the impact of 2009 reclassifications of certain CRE loans, primarily representing owner-occupied properties, to C&I loans, as well as our ongoing commitment to lower our overall CRE exposure. We continue to effectively execute our plan to reduce the CRE exposure while maintaining a commitment to our core CRE borrowers. The decrease in average balances is associated with the noncore portfolio, as we have maintained relatively consistent balances with good performance in the core portfolio.
The $1.4 billion, or 15%, increase in average total investment securities reflected the deployment of cash from core deposit growth.

Table 6 details the $1.5 billion, or 4%, increase in average total deposits.
Table 6 — Deposits — 4Q10 vs. 4Q09

	Fourth Quarter		Change
(in billions)	2010	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.2	$6.5	$0.7	11%
Demand deposits — interest bearing	5.3	5.5	(0.2)	(3)
Money market deposits	13.2	9.3	3.9	42
Savings and other domestic deposits	4.6	4.7	(0.0)	(1)
Core certificates of deposit	8.6	10.9	(2.2)	(20)

Total core deposits	38.9	36.8	2.2	6
Other domestic deposits of $250,000 or more	0.7	0.7	0.1	10
Brokered deposits and negotiable CDs	1.6	2.4	(0.8)	(33)
Other deposits	0.4	0.4	0.0	5

Total deposits	$41.7	$40.2	$1.5	4%

The increase in average total deposits from the year-ago quarter reflected:
•	$2.2 billion, or 6%, growth in average total core deposits. The drivers of this change were a $3.9 billion, or 42%, growth in average money market deposits, and a $0.7 billion, or 11%, growth in average noninterest bearing demand deposits. These increases were partially offset by a $2.2 billion, or 20%, decline in average core certificates of deposit and a $0.2 billion, or 3%, decrease in average interest bearing demand deposits.
Partially offset by:
•	$0.8 billion, or 33%, decline in brokered deposits and negotiable CDs, primarily reflecting a reduction of noncore funding sources.
Provision for Credit Losses
The provision for credit losses in the 2010 fourth quarter was $87.0 million, down $32.2 million, or 27%, from the prior quarter and down $807.0 million, or 90%, from the year-ago quarter. Reflecting the resolution of problem credits for which reserves had been previously established, the current quarter’s provision for credit losses was $85.3 million less than total net charge-offs (see Credit Quality discussion).
Noninterest Income
2010 Fourth Quarter versus 2010 Third Quarter
Noninterest income decreased $2.9 million, or 1%, from the 2010 third quarter.

Table 7 — Noninterest Income — 4Q10 vs. 3Q10

	2010
	Fourth	Third	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$55.8	$65.9	$(10.1)	(15)%
Mortgage banking income	53.2	52.0	1.1	2
Trust services	29.4	27.0	2.4	9
Electronic banking income	28.9	28.1	0.8	3
Insurance income	19.7	19.8	(0.1)	(1)
Brokerage income	17.0	16.6	0.4	2
Bank owned life insurance income	16.1	14.1	2.0	14
Automobile operating lease income	10.5	11.4	(0.9)	(8)
Securities (losses) gains	(0.1)	(0.3)	0.2	65
Other income	33.8	32.6	1.3	4

Total noninterest income	$264.2	$267.1	$(2.9)	(1)%

The decrease in total noninterest income reflected:
•	$10.1 million, or 15%, decrease in service charges on deposit accounts. This decline represented a decrease in personal NSF/OD service charges and reflected a combination of factors. These included the impact from the 2010 third quarter implementation of changes to Regulation E and introduction of our “Fair Play” banking philosophy, as well as the continued underlying decline in activity as customers better manage their account balances. As part of our “Fair Play” banking philosophy, in the third quarter we voluntary reduced certain NSF/OD fees and implemented our 24-Hour Grace™ overdrafts policy. The goal of our “Fair Play” banking philosophy is to introduce more customer friendly fee structures with the objective of accelerating the acquisition and retention of new households. Over the second half of 2010, the reduction in service charge income related to our 24- Hour Grace™ initiative was consistent with our expectations. Importantly, last year checking households grew 6.5%, which was 1%, more than expected. However, overall service charge income over the second half of the year was slightly lower than our 2010 mid-year expectations, as customers continued to better manage their account balances.
Partially offset by:
•	$2.4 million, or 9%, growth in trust services income, reflecting the increase in asset market values, and growth in new business and seasonal renewal fees.
•	$2.0 million, or 14%, increase in bank owned life insurance income.
2010 Fourth Quarter versus 2009 Fourth Quarter
Noninterest income increased $19.7 million, or 8%, from the year-ago quarter.

Table 8 — Noninterest Income — 4Q10 vs. 4Q09

	Fourth Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$55.8	$76.8	$(20.9)	(27)%
Mortgage banking income	53.2	24.6	28.6	116
Trust services	29.4	27.3	2.1	8
Electronic banking income	28.9	25.2	3.7	15
Insurance income	19.7	16.1	3.6	22
Brokerage income	17.0	16.0	0.9	6
Bank owned life insurance income	16.1	14.1	2.1	15
Automobile operating lease income	10.5	12.7	(2.2)	(17)
Securities (losses) gains	(0.1)	(2.6)	2.5	96
Other income	33.8	34.4	(0.6)	(2)

Total noninterest income	$264.2	$244.5	$19.7	8%

The increase in total noninterest income reflected:
•	$28.6 million, or 116%, increase in mortgage banking income. This reflected a $31.8 million increase in origination and secondary marketing income, as originations increased 62% from the year-ago quarter, partially offset by a $4.0 million decrease in net servicing revenues.
•	$3.7 million, or 15%, increase in electronic banking income, reflecting an increase in debit card transaction volume.
•	$3.6 million, or 22%, increase in insurance income, primarily reflecting an increase in title insurance income due to higher mortgage refinance activity.
•	$2.5 million benefit from lower securities losses in the current quarter compared with the year-ago quarter.
•	$2.1 million, or 15%, increase in insurance benefits associated with bank owned life insurance.
•	$2.1 million, or 8%, increase in trust services income, with half of the increase due to increases in asset market values, and the remainder reflecting growth in new business.
Partially offset by:
•	$20.9 million, or 27%, decline in service charges on deposit accounts, reflecting lower personal service charges due to a combination of factors including the implementation of the amendment to Regulation E, our “Fair Play” banking philosophy, and lower underlying activity levels.
•	$2.2 million, or 17%, decline automobile operating lease income reflecting the impact of a declining portfolio having exited that business in 2008.

Noninterest Expense
2010 Fourth Quarter versus 2010 Third Quarter
Noninterest expense increased $7.3 million, or 2%, from the 2010 third quarter.
Table 9 — Noninterest Expense — 4Q10 vs. 3Q10

	2010
	Fourth	Third	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$212.2	$208.3	$3.9	2%
Outside data processing and other services	40.9	38.6	2.4	6
Net occupancy	26.7	26.7	(0.0)	(0)
Deposit and other insurance expense	23.3	23.4	(0.1)	(0)
Professional services	21.0	20.7	0.3	2
Equipment	22.1	21.7	0.4	2
Marketing	16.2	20.9	(4.8)	(23)
Amortization of intangibles	15.0	15.1	(0.1)	(1)
OREO and foreclosure expense	10.5	12.0	(1.5)	(13)
Automobile operating lease expense	8.1	9.2	(1.0)	(11)
Other expense	38.5	30.8	7.8	25

Total noninterest expense	$434.6	$427.3	$7.3	2%

(in thousands)
Number of employees (full-time equivalent)	11.3	11.3	0.1	1%
The increase in noninterest expense reflected:
•	$7.8 million, or 25%, increase in other expense, reflecting $4.1 million associated with increases in repurchase reserves related to representations and warranties losses made on mortgage loans sold and a $2.4 million increase in fraud losses.
•	$3.9 million, or 2%, increase in personnel costs, reflecting a combination of factors including higher salaries due to a 1% increase in full-time equivalent staff in support of strategic initiatives and higher sales commissions.
•	$2.4 million, or 6%, increase in outside data processing and other services, reflecting higher outside programming costs.
Partially offset by:
•	$4.8 million, or 23%, decrease in marketing expense, reflecting a reduction in branding and advertising activities to planned levels following a third quarter rollout emphasis.

2010 Fourth Quarter versus 2009 Fourth Quarter
Noninterest expense increased $112.0 million, or 35%, from the year-ago quarter.
Table 10 — Noninterest Expense — 4Q10 vs. 4Q09

	Fourth Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Expense
Personnel costs	$212.2	$180.7	$31.5	17%
Outside data processing and other services	40.9	36.8	4.1	11
Net occupancy	26.7	26.3	0.4	2
Deposit and other insurance expense	23.3	24.4	(1.1)	(5)
Professional services	21.0	25.1	(4.1)	(16)
Equipment	22.1	20.5	1.6	8
Marketing	16.2	9.1	7.1	78
Amortization of intangibles	15.0	17.1	(2.0)	(12)
OREO and foreclosure expense	10.5	18.5	(8.0)	(43)
Automobile operating lease expense	8.1	10.4	(2.3)	(22)
Gain on early extinguishment of debt	—	(73.6)	73.6	(100)
Other expense	38.5	27.3	11.2	41

Total noninterest expense	$434.6	$322.6	$112.0	35%

(in thousands)
Number of employees (full-time equivalent)	11.3	10.3	1.1	10%
The increase reflected:
•	$73.6 million gain on early extinguishment of debt that reduced expenses in the year-ago quarter.
•	$31.5 million, or 17%, increase in personnel costs, primarily reflecting a 10% increase in full-time equivalent staff in support of strategic initiatives, as well as higher commissions and other incentive expenses, and the reinstatement of our 401(k) plan matching contribution.
•	$11.2 million, or 41%, increase in other expense, reflecting $5.9 million associated with increases in repurchase losses related to representations and warranties made on mortgage loans sold, as well as increased travel and miscellaneous fees.
•	$7.1 million, or 78%, increase in marketing expense, reflecting increases in branding and product advertising activities in support of strategic initiatives.
•	$4.1 million, or 11%, increase in outside data processing and other services, reflecting higher outside programming and other costs associated with the implementation of strategic initiatives, partially offset by lower Franklin-related servicing costs.
Partially offset by:
•	$8.0 million, or 43%, decline in OREO and foreclosure expense.
•	$4.1 million, or 16%, decrease in professional services, reflecting lower legal expenses.
•	$2.3 million, or 22%, decline in automobile operating lease expense as that portfolio continued to run-off.
•	$2.0 million, or 12%, decrease in the amortization of intangibles expense.

Income Taxes
The provision for income taxes in the 2010 fourth quarter was $35.0 million. For the full-year 2010, the provision for income taxes was $40.0 million. The effective tax rates for the 2010 fourth quarter and full-year 2010 were 22.2% and 11.3%, respectively. At December 31, 2010, we had a deferred tax asset of $538.3 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment of the deferred tax asset at December 31, 2010. The total disallowed deferred tax asset for regulatory capital purposes increased to $161.3 million at December 31, 2010, from $112.9 million at September 30, 2010.
Credit Quality Performance Discussion
Credit quality performance in the 2010 fourth quarter continued to show improvement. Total net charge-offs were down from the third quarter. The composition of the losses also changed, as a significant declining trend in the CRE portfolio continued to develop. The increase in the residential mortgage net charge-offs was partially driven by charge-offs associated with loans sold during the quarter. The slight increase in auto loan and lease net charge-offs losses was well within our expectations given the seasonality impact and is not an indication of any portfolio weakness.
Other key credit quality metrics also showed improvement, including a 24% decline in nonperforming assets (NPAs) and a 15% decline in the level of criticized commercial loans. These declines reflected the positive impact of significant levels of restructures, upgrades, and payment activity. Notably, the level of new additions was more comparable to that in the first half of 2010 than to the elevated third quarter level. The economic environment remains challenging. Yet, reflecting the benefit of our focused credit actions, we continue to expect declines in total NPAs and criticized loans going forward.
We continue to see stable to improving delinquency trends across the entire loan and lease portfolio, with a significant opportunity for further improvement in the residential and home equity portfolios. Automobile loan delinquency rates continued to decline. Given the significant increase in new automobile origination volume, we use a lagged delinquency measure to ensure that the underlying portfolio performance is consistent with our expectations. Based on the lagged analysis and the origination quality, we remain very comfortable with the ongoing performance of our automobile loan portfolio.
This quarter’s net charge-offs were primarily related to reserves established in prior periods. Our allowance for credit losses (ACL) declined $85.3 million to $1,291.1 million, or 3.39% of period-end total loans and leases, from $1,376.4 million, or 3.67%, at September 30, 2010. Importantly, our ACL as a percent of period-end NALs increased to 166% from 140%, along with improved coverage ratios associated with NPAs and criticized assets. These improved coverage ratios indicate a strengthening of our reserves relative to troubled assets from the end of the prior quarter.

Net Charge-Offs (NCOs)
Table 11 — Net Charge-offs

	2010				2009
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$59.1	$62.2	$58.1	$75.4	$109.8
Commercial real estate	44.9	63.7	81.7	85.3	258.1

Total commercial	104.0	125.9	139.9	160.7	367.9

Automobile loans and leases	7.0	5.6	5.4	8.5	12.9
Home equity	29.2	27.8	44.5	37.9	35.8
Residential mortgage	26.8	19.0	82.8	24.3	17.8
Other consumer	5.3	6.3	6.6	7.0	10.3

Total consumer	68.3	58.6	139.4	77.7	76.8

Total net charge-offs	$172.3	$184.5	$279.2	$238.5	$444.7

Net Charge-offs — annualized percentages
Commercial and industrial	1.85%	2.01%	1.90%	2.45%	3.49%
Commercial real estate	2.64	3.60	4.44	4.44	12.21

Total commercial	2.13	2.59	2.85	3.22	7.00

Automobile loans and leases	0.51	0.43	0.47	0.80	1.55
Home equity	1.51	1.47	2.36	2.01	1.89
Residential mortgage	2.42	1.73	7.19	2.17	1.61
Other consumer	3.66	3.83	3.81	3.87	5.47

Total consumer	1.50	1.32	3.19	1.83	1.91

Total net charge-offs	1.82%	1.98%	3.01%	2.58%	4.80%

MEMO: Franklin-Related Net Charge-offs
Commercial and industrial	$(0.1)	$(4.5)	$(0.2)	$(0.3)	$0.1
Home equity	—	1.2	15.9	3.7	—
Residential mortgage	(4.4)	3.4	64.2	8.1	1.1

Total net charge-offs	$(4.6)	$0.0	$80.0	$11.5	$1.2

Total net charge-offs for the 2010 fourth quarter were $172.3 million, or an annualized 1.82% of average total loans and leases. This was down $12.3 million from $184.5 million, or an annualized 1.98%, in the 2010 third quarter.
Total C&I net charge-offs for the 2010 fourth quarter were $59.1 million, or an annualized 1.85%, down 5% from $62.2 million, or an annualized 2.01% of related loans, in the 2010 third quarter. The relative stabilization in the second half of 2010 is a positive trend for the portfolio going forward.
Current quarter CRE net charge-offs were $44.9 million, down 30% from $63.7 million in the prior quarter. Annualized net charge-offs in the current quarter were 2.64%, down from 3.60% in the prior quarter. The decline was consistent with the improving asset quality metrics. The level of CRE NALs and criticized loans ended the quarter at their lowest level since 2008, and early stage delinquency continued to improve. These trends give us confidence in our outlook for improved results going forward. The fourth quarter net charge-offs continued to be centered in retail projects, with no significant charge-offs in the multi-family portfolio. The retail property portfolio remains the most susceptible to a continued decline in market conditions. We believe we are adequately reserved to support effective ongoing management of this portfolio segment. While the office portfolio has experienced stress, we remain comfortable with this exposure.

Total consumer net charge-offs in the current quarter were $68.3 million, or an annualized 1.50%, up from $58.6 million, or an annualized 1.32%, in the third quarter.
Automobile loan and lease net charge-offs were $7.0 million, or an annualized 0.51% of related average balances, up 26% from $5.6 million, or an annualized 0.43%, in the third quarter. The increase from the prior quarter primarily reflected seasonal factors. We continued our strategy of originating high quality automobile loans. During the fourth quarter, we originated $795 million of loans with an average FICO score of 764 with a continued emphasis on lower loan-to-value ratios. The level and quality of new production in 2010 position us well for continued future performance.
Home equity net charge-offs were $29.2 million, or an annualized 1.51% of related average balances, up $1.3 million from $27.8 million, or an annualized 1.47%, in the 2010 third quarter. We continue to manage the default rate through focused delinquency monitoring as virtually all defaults for home equity loans in a second lien position incur substantial losses given the lack of equity. Our strategies focus on loss mitigation activity via early intervention and restructured terms, as we continue to believe that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in losses given the market conditions, our performance has remained within our expectations.
Residential mortgage net charge-offs in the current quarter were $26.8 million, or an annualized 2.42% of related loans, up $7.8 million from $19.0 million, or an annualized 1.73%, in the prior quarter. The fourth quarter results were impacted by $16.4 million of charge-offs associated with loans sold during the quarter. The sale represented a continuation of our strategy to seek strategic opportunities to reduce the level of troubled loans in our portfolio. In this case, we were able to close a transaction which reduced NALs, at a loss close to that expected were these loans to go through foreclosure and ultimate sale as OREO properties. In addition, we have avoided much of the foreclosure expense and other resources associated with workout activity. Without the sale, the quarter’s results would have been lower than in the third quarter, as the economic environment and significantly reduced equity position continued to impact the industry. We did see continued positive trends in the delinquency mix, and the percent of the portfolio falling into the low score ranges on our updated score process continued to decline. We are very aware of the impact of the government sponsored entities (GSEs) Fannie Mae and Freddie Mac, from both a repurchase risk standpoint and the potential for a substantial increase in properties on the market in the coming months. From a market condition perspective, we are appropriately considering the impact of a large increase in the number of properties for sale over the coming months by adjusting our remarketing and sales strategies.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 — Nonaccrual Loans and Nonperforming Assets

	2010				2009
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$346.7	$398.4	$429.6	$511.6	$578.4
Commercial real estate	363.7	478.8	663.1	826.8	935.8
Residential mortgage	45.0	83.0	86.5	373.0	362.6
Home equity	22.5	21.7	22.2	54.8	40.1

Total nonaccrual loans and leases (NALs)	777.9	981.8	1,201.3	1,766.1	1,917.0
Other real estate, net:
Residential	31.6	65.8	71.9	68.3	71.4
Commercial	35.2	57.3	67.2	84.0	68.7

Total other real estate, net	66.8	123.1	139.1	152.3	140.1
Impaired loans held for sale (1)	—	—	242.2	—	1.0

Total nonperforming assets (NPAs)	$844.8	$1,104.9	$1,582.7	$1,918.4	$2,058.1

Nonperforming Frankin assets
Residential mortgage	$—	$—	$—	$298.0	$299.7
Home equity	—	—	—	31.1	15.0
OREO	9.5	15.3	24.5	24.4	23.8
Impaired loans held for sale (1)	—	—	242.2	—	—

Total nonperforming Franklin assets	$9.5	$15.3	$266.7	$353.5	$338.5

NAL ratio (2)	2.04%	2.62%	3.25%	4.78%	5.21%
NPA ratio (3)	2.21	2.94	4.24	5.17	5.57

(1)	June 30, 2010, figure represents NALs associated with the transfer of Franklin-related residential mortgage and home equity loans to loans held for sale. December 31, 2009 figure represents impaired loans obtained in the Sky Financial acquisition. Held for sale loans are carried at the lower of cost or fair value less costs to sell.

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $777.9 million at December 31, 2010, and represented 2.04% of total loans and leases. This was down $203.8 million, or 21%, from $981.8 million, or 2.62% of total loans and leases, at September 30, 2010.
CRE NALs decreased $115.1 million, or 24%, from September 30, 2010. This primarily reflected problem credit resolution activity and charge-offs. This substantial decline is a direct result of our commitment to the ongoing proactive management of these credits by our Special Assets Department. Also key to this improvement was the lower level of inflows. The level of inflows, or migration, is an important indicator of the future trend for the portfolio.
C&I NALs decreased $51.6 million, or 13%, from the end of prior quarter. This reflected both charge-off activity and problem credit resolutions, including pay-offs, and was associated with loans throughout our footprint with no specific geographic concentration. From an industry perspective, some improvement in the manufacturing-related segment accounted for a significant portion of the decrease.
Nonperforming assets (NPAs), which include NALs, were $844.8 million at December 31, 2010, and represented 2.21% of related assets. This was down $260.1 million, or 24%, from $1,104.9 million, or 2.94%, of related assets at the end of the prior quarter.

Table 13 — 90 Days Past Due and Accruing Restructured Loans

	2010				2009
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$87.7	$95.4	$83.4	$113.2	$145.7
Loans guaranteed by the U.S. Government	98.3	94.2	95.4	96.8	101.6

Total loans and leases	$185.9	$189.6	$178.8	$210.0	$247.3

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.23%	0.25%	0.23%	0.31%	0.40%
Guaranteed by U.S. government	0.26	0.26	0.26	0.26	0.28
Including loans guaranteed by the U.S. government	0.49	0.51	0.49	0.57	0.68

Accruing restructured loans (ARLs):
Commercial	$171.8	$158.0	$141.4	$117.7	$157.0
Residential mortgages	313.0	287.5	269.6	242.9	219.6
Other	76.6	73.2	65.1	62.1	52.9

Total accruing restructured loans	$561.4	$518.7	$476.0	$422.7	$429.6

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $87.7 million at December 31, 2010, down $7.7 million, or 8%, from the end of the prior quarter, but down $58.0 million, or 40%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.23% at December 31, 2010, down from 0.25% at the end of the 2010 third quarter, and down 17 basis points from a year earlier. For total consumer loans, and on this same basis, the over 90-day delinquency ratio was 0.49% at December 31, 2010, down slightly from the end of the prior quarter.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
Table 14 — Allowances for Credit Losses (ACL)

	2010				2009
(in millions)	Dec. 31,	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Allowance for loan and lease losses (ALLL)	$1,249.0	$1,336.4	$1,402.2	$1,478.0	$1,482.5
Allowance for unfunded loan commitments and letters of credit	42.1	40.1	39.7	49.9	48.9

Allowance for credit losses (ACL)	$1,291.1	$1,376.4	$1,441.8	$1,527.9	$1,531.4

ALLL as a % of:
Total loans and leases	3.28%	3.56%	3.79%	4.00%	4.03%
Nonaccrual loans and leases (NALs)	161	136	117	84	77
Nonperforming assets (NPAs)	148	121	89	77	72

ACL as a % of:
Total loans and leases	3.39%	3.67%	3.90%	4.14%	4.16%
Nonaccrual loans and leases (NALs)	166	140	120	87	80
Nonperforming assets (NPAs)	153	125	91	80	74

At December 31, 2010, the ALLL was $1,249.0 million, down $87.3 million, or 7%, from $1,336.4 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2010, was 3.28%, down from 3.56% at September 30, 2010. The ALLL as a percent of NALs was 161% at December 31, 2010, up from 136% at September 30, 2010.
At December 31, 2010, the AULC was $42.1 million, up $2.1 million, or 5%, from the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at December 31, 2010, was 3.39%, down from 3.67% at September 30, 2010. This reduction was centered in the CRE portfolio as a result of the reduction in the level of problem credits detailed above. The ACL as a percent of NALs was 166% at December 31, 2010, up from 140% at September 30, 2010, indicating additional strength in the reserve level relative to the level of problem credits.
Capital
Table 15 — Capital Ratios
During the fourth quarter we issued $920.0 million of common stock and $300.0 million of subordinated debt. The net proceeds of these issuances, along with existing cash, were used to repurchase all $1.4 billion of the Series B Fixed Rate Cumulative Perpetual Preferred Stock that we issued to the U.S. Department of the Treasury under its Troubled Asset Relief Program’s (TARP) Capital Purchase Program.
As previously announced on January 19, 2011, we repurchased the warrant we had issued to the U.S. Department of the Treasury as part of the TARP Capital Purchase Program for $49.1 million. The warrant had entitled the U.S. Department of the Treasury to purchase 23.6 million common shares.

	2010				2009
(in millions)	Dec. 31,	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Tangible common equity / tangible assets ratio	7.56%	6.20%	6.12%	5.96%	5.92%

Tier 1 common risk-based capital ratio	9.25%	7.39%	7.06%	6.55%	6.76%

Regulatory Tier 1 risk-based capital ratio	11.50%	12.82%	12.51%	12.00%	12.15%
Excess over 6.0% (1)	$2,402	$2,916	$2,766	$2,545	$2,633

Regulatory Total risk-based capital ratio	14.39%	15.08%	14.79%	14.31%	14.55%
Excess over 10.0% (1)	$1,917	$2,172	$2,035	$1,828	$1,948

Total risk-w eighted assets	$43,678	$42,759	$42,486	$42,418	$42,816

(1)	“Well-capitalized” regulatory threshold
The tangible common equity to asset ratio at December 31, 2010, was 7.56%, up from 6.20% at the end of the prior quarter. The net impact of the common equity issuance of $883.9 million positively impacted the tangible common equity ratio by 168 basis points. This benefit was partially offset by a negative 32 basis point impact related to $169.1 million reduction in other comprehensive income, primarily reflecting the impact of changing interest rates on the market value of investment securities, derivatives, and pension obligations.

Our Tier 1 common risk-based capital ratio at quarter end was 9.25%, up from 7.39% at the end of the prior quarter.
At December 31, 2010, our regulatory Tier 1 and Total risk-based capital ratios were 11.50% and 14.39%, respectively, down from 12.82% and 15.08%, respectively, at September 30, 2010. The decrease in our Tier 1 and Total risk-based capital ratios from September 30, 2010, primarily reflected the impact of the repurchase of $1.4 billion in TARP capital. On an absolute basis, our Tier 1 and Total risk-based capital ratios at December 31, 2010, exceeded the regulatory “well capitalized” thresholds by $2.4 billion and $1.9 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.
2011 EXPECTATIONS
Borrower and consumer confidence remains a major factor impacting growth opportunities for 2011. We continue to believe that the economy will remain relatively stable throughout the coming year, with the potential for improvement in the latter half. Revenue headwinds as a result of regulatory and legislative actions, combined with higher interest rates as we enter 2011 that we expect will reduce mortgage banking revenue, and continued investments in growing the business, will represent challenges to earnings growth.
Reflecting these factors, pre-tax, pre-provision income levels are expected to remain in line with 2010 second half performance. Nevertheless, net income growth from current levels is anticipated throughout the year. This will primarily reflect ongoing reductions in credit costs. We expect the absolute levels of net charge-offs, NPAs, and criticized loans will continue to decline, resulting in lower levels of provision expense. Given the significant improvements in 2010, coupled with our expectation for continued improvement, our return to more normalized levels of credit costs could occur earlier than previously expected.
The net interest margin is expected to be flat to up slightly from the 2010 fourth quarter level. We anticipate continued benefit from lower deposit pricing. In addition, the absolute growth in loans compared with deposits is anticipated to be more comparable, thus reducing the absolute growth in lower yield investment securities.
The automobile loan portfolio is expected to continue its strong growth, and we anticipate continued growth in C&I loans. CRE loans are expected to continue to decline, but at a slower rate. Home equity and residential mortgages are likely to show only modest growth.
Core deposits are expected to show continued growth. Further, we expect the shift toward lower-cost demand deposit accounts will continue.
Fee income, compared with the 2010 fourth quarter, will be negatively impacted by lower interchange fees and a decline in mortgage banking revenues due to continued weak market conditions. With regard to interchange fees, if enacted as recently outlined, the Federal Reserve’s proposed interchange fee structure will significantly lower interchange revenue. Other fee categories are expected to grow, reflecting the impact of our cross-sell initiatives throughout the company, as well as the positive impact from strategic initiatives. Over time, we anticipate more than offsetting revenue challenges with revenue we expect to generate by accelerating customer growth and cross-sell results. Expense levels early in the year should be up modestly from 2010 fourth quarter performance, with increases later in the year due to continued investments to grow the business.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, January 20, 2011, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 33285653. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2011 at (800) 642-1687; conference ID 33285653.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our ‘Fair Play’ banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; and (8) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the newly created Consumer Financial Protection Bureau (CAP), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAP Financial Measures
This earnings press release contains GAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2010 fourth quarter earnings conference call slides, or the Form 8-K related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.

Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
About Huntington
Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has 620 branches and also offers retail and commercial financial services online at huntington.com; through its telephone bank; and through its network of over 1,350 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area, as well as selected New England states.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics(1)
(Unaudited)

	2010		2009	Percent Changes vs.
(dollar amounts in thousands, except per share amounts)	Fourth	Third	Fourth	3Q10	4Q09

Net interest income	$415,294	$409,962	$374,064	1%	11%
Provision for credit losses	86,973	119,160	893,991	(27)	(90)
Noninterest income	264,220	267,143	244,546	(1)	8
Noninterest expense	434,593	427,309	322,596	2	35

Income (loss) before income taxes	157,948	130,636	(597,977)	21	N.R.
Provision (benefit) for income taxes	35,048	29,690	(228,290)	18	N.R.

Net Income (loss)	$122,900	$100,946	$(369,687)	22%	N.R.

Dividends on preferred shares	83,754	29,495	29,289	184	186

Net income (loss) applicable to common shares	$39,146	$71,451	$(398,977)	(45)%	N.R.

Net income (loss) per common share — diluted	$0.05	$0.10	$(0.56)	(50)%	N.R.
Cash dividends declared per common share	0.01	0.01	0.01	—	—
Book value per common share at end of period	5.35	5.39	5.10	(1)	5
Tangible book value per common share at end of period	4.66	4.55	4.21	2	11

Average common shares — basic	757,924	716,911	715,336	6	6
Average common shares — diluted(2)	760,582	719,567	715,336	6	6

Return on average assets	0.90%	0.76%	(2.80)%
Return on average common shareholders’ equity	3.8	7.4	(39.1)
Return on average common tangible shareholders’ equity(3)	5.6	10.0	(45.1)
Net interest margin (4)	3.37	3.45	3.19
Efficiency ratio(5)	61.4	60.6	49.0
Effective tax rate (benefit)	22.2	22.7	(38.2)

Average loans and leases	$37,800,546	$37,214,601	$37,089,197	2	2
Average loans and leases — linked quarter annualized growth rate	6.3%	1.4%	(8.1)%
Average earning assets	$49,290,186	$47,511,255	$46,847,132	4	5
Average total assets	54,146,249	52,716,881	52,458,276	3	3
Average core deposits (6)	38,949,046	38,009,764	36,771,778	3	6
Average core deposits — linked quarter annualized growth rate	9.9%	2.2%	16.2%
Average shareholders’ equity	$5,645,445	$5,519,638	$5,733,898	2	(2)

Total assets at end of period	53,819,642	53,246,776	51,554,665	1	4
Total shareholders’ equity at end of period	4,980,542	5,567,403	5,336,002	(11)	(7)

Net charge-offs (NCOs)	172,251	184,514	444,747	(7)	(61)
NCOs as a % of average loans and leases	1.82%	1.98%	4.80%
Nonaccrual loans and leases (NALs)	$777,948	$981,780	$1,916,978	(21)	(59)
NAL ratio	2.04%	2.62%	5.21%
Nonperforming assets (NPAs)	$844,752	$1,104,864	$2,058,091	(24)	(59)
NPA ratio	2.21%	2.94%	5.57%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	3.28	3.56	4.03
ALLL plus allowance for unfunded loan commitments and letters of credit (ACL) as a % of total loans and leases at the end of period	3.39	3.67	4.16
ACL as a % of NALs	166	140	80
ACL as a % of NPAs	153	125	74
Tier 1 leverage ratio (7)	9.41	10.54	10.09
Tier 1 common risk-based capital ratio(7)	9.25	7.39	6.76
Tier 1 risk-based capital ratio (7)	11.50	12.82	12.15
Total risk-based capital ratio (7)	14.39	15.08	14.55
Tangible common equity / risk-weighted assets ratio	9.22	7.63	7.04
Tangible equity / tangible assets ratio(8)	8.24	9.43	9.24
Tangible common equity / tangible assets ratio(9)	7.56	6.20	5.92
N.R. — Not relevant, as denominator of calculation is a loss in prior period compared with income in current period.
See Notes to the Quarterly Key Statistics and Year-to-Date Key Statistics.

HUNTINGTON BANCSHARES INCORPORATED
Annual Key Statistics(1)
(Unaudited)

	Year Ended December 31,		Change
(dollar amounts in thousands, except per share amounts)	2010	2009	Amount	Percent

Net interest income	$1,618,805	$1,424,287	$194,518	14%
Provision for credit losses	634,547	2,074,671	(1,440,124)	(69)
Noninterest income	1,041,858	1,005,644	36,214	4
Noninterest expense	1,673,805	4,033,443	(2,359,638)	(59)

Income (loss) before income taxes	352,311	(3,678,183)	4,030,494	N.R.
Provision (benefit) for income taxes	39,964	(584,004)	623,968	N.R.

Net Income (loss)	$312,347	$(3,094,179)	$3,406,526	N.R.

Dividends on preferred shares	172,032	174,756	(2,724)	(2)

Net income (loss) applicable to common shares	$140,315	$(3,268,935)	$3,409,250	N.R.

Net income (loss) per common share — diluted	$0.19	$(6.14)	$6.33	103%
Cash dividends declared per common share	0.04	0.04	—	—

Average common shares — basic	726,934	532,802	194,132	36
Average common shares — diluted(2)	729,532	532,802	196,730	37

Return on average assets	0.59%	(5.90)%
Return on average common shareholders’ equity	3.7	(80.8)
Return on average tangible common shareholders’ equity(3)	5.6	(22.4)
Net interest margin(4)	3.44	3.11
Efficiency ratio(5)	60.4	55.4
Effective tax rate (benefit)	11.3	(15.9)

Average loans and leases	$37,273,057	$38,691,622	$(1,418,565)	(4)%
Average earning assets	47,420,610	46,104,825	1,315,785	3
Average total assets	52,574,231	52,440,268	133,963	—
Average core deposits(6)	38,011,856	34,913,694	3,098,162	9
Average shareholders’ equity	5,482,502	5,787,401	(304,898)	(5)

Net charge-offs (NCOs)	874,474	1,476,587	(602,113)	(41)
NCOs as a % of average loans and leases	2.35%	3.82%	(1.47)	(38)

N.R. — Not relevant, as denominator of calculation is a loss in prior period compared with income in current period.

Notes to the Quarterly Key Statistics and Annual Key Statistics

(1)	Comparisons for all presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)
For all periods presented, the impact of the convertible preferred stock issued in 2008 and the warrants issued to the U.S. Department of the Treasury in 2008 related to Huntington’s participation in the voluntary Capital Purchase Program was excluded from the diluted share calculation because the result was more than basic earnings per common share (anti-dilutive) for the periods.

(3)
Net income (loss) excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully-taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest-bearing and interest-bearing demand deposits, money market deposits, savings and other domestic deposits, and core certificates of deposit.

(7)
December 31, 2010, figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting ASC Topic 715, “Compensation — Retirement Benefits”, from the regulatory capital calculations.

(8)
Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(9)
Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.